Exhibit 99.1

Investor Contact Joshua Young Director, Investor Relations (978) 715-1527 (800) 225-3384 joshua_young@millipore.com	Media Contact Thomas Anderson Vice President Corporate Communications (978) 715-1043 (800) 225-3384 thomas_anderson@millipore.com

Millipore Revenues Grow 14 Percent in Third Quarter

Strong sales of chromatography media and filtration products to biotechnology customers drive third quarter results

Billerica, Massachusetts, October 25, 2005 – Millipore Corporation (NYSE:MIL) announced today that its third quarter revenues were $240 million, up 14 percent from the same period in 2004. In constant currency, revenue growth was 13 percent. For the first nine months, revenues were $735 million, up 12 percent from the same period last year. In constant currency, revenue growth was 10 percent for the first nine months of 2005.

Third quarter GAAP earnings per share were $0.44, compared with GAAP earnings per share of $0.50 in the third quarter of last year. Third quarter results included charges of $7 million, net of taxes, principally for acquisition-related in-process R&D costs, fair value adjustments for acquired inventory, and costs related to the Company’s manufacturing consolidation strategy. Excluding these items, non-GAAP earnings per share were $0.58 as compared to non-GAAP earnings per share of $0.52 in the third quarter of 2004.

Martin D. Madaus, Millipore’s Chairman and CEO, commented: “I am pleased with our operational execution which resulted in solid revenue growth during the third quarter, a seasonally slow quarter for the Company. Growth was particularly strong in sales of chromatography media and filtration products to biotechnology customers. Revenue growth for our bioscience business accelerated as planned.”

“Additionally, we reported the first revenues from our recently completed MicroSafe and NovAseptic acquisitions. Excluding revenues from these acquisitions, we achieved revenue growth of 11 percent in constant currency, an indicator of the underlying strength of our business and the results of our initiatives to improve Millipore’s performance. Cash flow from operations and proceeds from stock option exercises allowed us to maintain our strong cash position despite investing more than $100 million on these acquisitions.”

Progress on executing growth strategy and improving operational efficiencies

Madaus added: “We continue to execute our growth strategy launched in June, 2005. Our recent acquisitions tie directly to our product and service expansion strategy for our bioprocess business, and their integration is on track. We also initiated an important alliance with Gen-Probe Incorporated for rapid molecular testing in biopharmaceutical production facilities, with the first products from that alliance expected in 2007.”

He concluded: “We are also focusing on our initiatives to consolidate our plant network, institute “lean manufacturing” processes, accelerate our R&D productivity, and bring additional leadership into the organization. All of these efforts will have a positive impact on our long-term growth and profitability.”

Revenue growth by geography was as follows ($’s in millions):

Revenues by Geographic Area	Q3 2005	Q3 2004	% Growth	% Growth Constant Currency

Americas	$103	$90	14%	13%

Europe	96	84	14%	14%

Asia/Pacific	41	37	11%	12%

Total	$240	$211	14%	13%

Revenue growth by division was as follows ($’s in millions):

Revenues by Division	Q3 2005	Q3 2004	% Growth	% Growth Constant Currency
Bioprocess	146	126	16%	16%
Bioscience	$94	$85	10%	9%

Total	$240	$211	14%	13%

Use of Non-GAAP Financial Measures

In addition to analyzing U.S. GAAP financial results, management also analyzes “non-GAAP” financial measures as we believe these measures may allow for a better understanding of the underlying business trends. “Constant currency” is a non-GAAP measure whereby foreign currency balances are translated, in all periods presented, at Millipore’s predetermined budgeted exchange rates for 2005, thus excluding the impact of fluctuations in the actual foreign currency rates. Non-GAAP earnings per share reflect U.S. GAAP results, translated at actual rates of exchange and adjusted for unusual or non-operating items.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, October 25, 2005 at 4:45 p.m., Eastern Time. Please visit the Millipore web site at www.millipore.com for details about this live event. The call will also be archived on the Investor Relations section of Millipore’s website and available as a podcast. Additionally, a telephone replay of the call will be available beginning at 8:00 p.m. ET on October 25, 2005 until 8:00 p.m. ET on November 8, 2005. The replay can be accessed by dialing (800) 642-1687 or (706) 645-9291 and entering confirmation code: 1472882.

About Millipore

Millipore is a leading bioprocess and bioscience products and services company, organized into two divisions. The Bioprocess division offers solutions that optimize development and manufacturing of biologics. The Bioscience division provides high performance products and application insights that improve laboratory productivity. Millipore has a deep understanding of its customers’ research and manufacturing process needs, and offers reliable and innovative tools, technologies and services. The Company employs approximately 4,850 people worldwide and posted revenues of $883 million in 2004.

For additional information on Millipore Corporation, please visit its website at: www.millipore.com.

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience and bioprocess markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; the inability to successfully integrate acquired businesses; the inability to realize the expected benefits of development, marketing and other alliances; difficulties inherent in transferring or outsourcing of manufacturing operations; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net sales	$239,557	$210,724	$734,699	$657,861
Cost of sales	116,862	97,405	347,090	301,556

Gross profit	122,695	113,319	387,609	356,305
Selling, general and administrative expenses	72,600	64,021	230,584	198,779
Research and development expenses	18,859	15,149	52,272	47,183

Operating income	31,236	34,149	104,753	110,343
Interest income	894	584	2,202	1,225
Interest expense	(1,432)	(2,437)	(5,021)	(7,416)

Income before provision for income taxes	30,698	32,296	101,934	104,152
Provision for income taxes	7,824	7,267	22,783	23,434

Net income	$22,874	$25,029	$79,151	$80,718

Diluted income per share	$0.44	$0.50	$1.55	$1.61

Diluted weighted average shares outstanding	52,579	50,392	51,185	50,192

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 1, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$163,475	$152,144
Accounts receivable, net	186,369	181,911
Inventories	151,428	143,714
Deferred income taxes	40,829	54,247
Other current assets	12,882	8,840

Total current assets	554,983	540,856

Property, plant and equipment, net	354,909	351,004
Deferred income taxes	98,627	85,197
Intangible assets, net	45,706	19,584
Goodwill	78,651	9,433
Other assets	7,214	7,745

Total assets	$1,140,090	$1,013,819

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$71,507	$66,970
Accrued expenses and other current liabilities	107,458	96,040

Total current liabilities	178,965	163,010

Long-term debt	100,000	147,000
Other liabilities	74,324	64,959
Shareholders' equity	786,801	638,850

Total liabilities and shareholders' equity	$1,140,090	$1,013,819

Millipore Corporation

Reconcilation of GAAP Net Income and Non-GAAP Earnings

(In thousands, except per share data)

(Unaudited)

	Q3 2005		Q3 2004
	Income	EPS	Income	EPS
Net income – U.S. GAAP	$22,874	$0.44	$25,029	$0.50
Add back (net of taxes):
In-process R&D writeoff and inventory fair value adjustment from acquisitions	4,181	0.08	—	—
Costs related to manufacturing strategy	3,243	0.06	—	—
Expenses related to CEO transition	—	—	1,064	0.02

Non-GAAP earnings	$30,298	$0.58	$26,093	$0.52